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                                                               Exhibit 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information and to the incorporation by reference, in this Post-Effective Amendment No. 38 to Registration Statement No. 2-60491 on Form N-1A of our report dated March 11, 2005, on the financial statements and financial highlights of MFS(R) Municipal High Income Fund, (one of the portfolios constituting MFS Series Trust III),included in the Fund's 2005 Annual Report to Shareholders.


                                                 ERNST & YOUNG, LLP
                                                 Ernst & Young, LLP

Boston, Massachusetts
May 26, 2005